Exhibit 5.1

                              FOX LAW OFFICES, P.A.
                              561 NE ZEBRINA SENDA
                           JENSEN BEACH, FLORIDA 34957
                            Telephone: (772) 225-6435

November 27, 2012

OnePower Systems Ltd.
73 Bliss Street
Qoreitem Bldg., 3rd Floor
Beirut, Lebanon

     Re: OnePower Systems Ltd. - Status of Shares being Registered on Form S-1

Gentlemen:

I have acted as special securities counsel to OnePower Systems Ltd. (the "Company"), a Nevada corporation, in connection with its filing of a registration statement on Form S-1 (the "Registration Statement") covering (a) the resale by selling stockholders of up to 15,000,000 shares of the Company's common stock and (b) the sale by the Company of up to 10,000,000 shares of the Company's Common Stock (the "Registered Shares"), as further described in the Registration Statement. You have requested my opinion with respect to the shares to be sold.

In connection with this opinion, I have examined originals and copies, certified or otherwise identified to my satisfaction, of all such agreements, certificates, and other statements of corporate officers and other representatives of the Company, and other documents as I have deemed necessary as a basis for this opinion. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity with the originals of all documents submitted to me as copies. I have, when relevant facts material to my opinion were not independently established by me, relied, to the extent I deemed such reliance proper, upon written or oral statements of officers and other representatives of the Company. In addition, I have examined such other documents and made such oral inquiries as I have deemed necessary or appropriate for the opinions herein.

I am familiar with the General Corporation Law of the State of Nevada, the applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws, and I have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is opining upon, and is limited to, the current federal laws of the United States and, as set forth above, Nevada law, including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. I express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. I assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

Based upon the foregoing and such legal authorities as I have deemed relevant, and subject to the qualifications and assumptions set forth above, I am of the opinion that:

     (a)  the  15,000,000  shares  being  offered  for  resale  by  the  selling
stockholders  are  legally  authorized  and  validly  issued,   fully  paid  and
non-assessable; and

     (b) the 10,000,000 shares being offered for sale by the Company, when issued and sold upon the conditions contemplated in the Registration Statement will be duly authorized and validly issued, fully-paid and non-assessable upon issuance.

OnePower Systems Ltd.
November 27, 2012
Page 2


I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my firm wherever appearing in the Registration Statement. In so doing, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Yours truly,

FOX LAW OFFICES, P.A.


    /s/ Richard C. Fox, Esq.
    ------------------------------------
By: Richard C. Fox, Esq.